      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1998

                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------
                         TOLLGRADE COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

     PENNSYLVANIA                                               25-1537134
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                 493 NIXON ROAD
                          CHESWICK, PENNSYLVANIA 15024
                                  724-274-2156

  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                    1998 EMPLOYEE INCENTIVE COMPENSATION PLAN

                              CHRISTIAN L. ALLISON
                             CHIEF EXECUTIVE OFFICER
                         TOLLGRADE COMMUNICATIONS, INC.
                                 493 NIXON ROAD
                          CHESWICK, PENNSYLVANIA 15024
                                  724-274-2156
            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                         PASQUALE D. GENTILE, JR., ESQ.
                          REED SMITH SHAW & MCCLAY LLP
                                435 SIXTH AVENUE
                              PITTSBURGH, PA 15219
                                  412-288-4112

                                   ----------

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                       Proposed                     Proposed                Amount of
Securities to be                  Amount to be      Maximum Offering            Maximum Aggregate          Registration
Registered                         Registered        Price per share              Offering Price               Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock,                         86,000           $19.625                     $ 1,687,750               $  498
$.20 par value                         5,000            21.375                         106,875                   32
                                     509,000            23.375*                     11,897,875                3,510
                                     -------                                       -----------               ------
                                     600,000                                       $13,692,500               $4,040
---------------------------------------------------------------------------------------------------------------------------

     *Estimated solely for the purposes of calculating the amount of the registration fee. Pursuant to Rules 457(h) and (c), the proposed maximum aggregate offering price for shares subject to stock options outstanding is based on the actual option price and for shares which may be issued but are not subject to outstanding stock options is based on the average of the high and low sales prices of the Common Stock as reported by the NASDAQ National Market Issues listing for May 12, 1998 as quoted in The Wall Street Journal.

                 Page 1 of 10. Exhibit Index appears on page 8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Tollgrade Communications, Inc. (the "Company") with the Securities and Exchange Commission (File No. 0-27312) are hereby incorporated herein by reference:

         (a) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, filed November 30, 1995;

         (b) The Company's latest annual report on Form 10-K for the year ended December 31, 1997; and

         (c) All of the reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since the end of the Company's year ended December 31, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to exist or constitute a part hereof.


ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pennsylvania Business Corporation Law of 1988. Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") provides that unless otherwise restricted in its bylaws, a business corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 1742 of the BCL provides that unless otherwise restricted in its bylaws, a corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

         Section 1744 of the BCL provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the relevant section. Such determination shall be made:

         (1) By the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

         (2) If such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         (3) By the shareholders.

         Notwithstanding the above, Section 1743 of the BCL provides that, to the extent that a director, officer, employee or agent of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 1745 of the BCL provides that expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

         Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by or granted pursuant to the subchapter on indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Section 1746 also provides that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

         Section 1747 of the BCL provides that, unless otherwise restricted in its bylaws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the director, officer, employee or agent against such liability under the provisions of the subchapter governing indemnification. Section 1747 declares such insurance to be consistent with the public policy of the Commonwealth of Pennsylvania.

         Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the subchapter governing indemnification shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs and personal representatives of such director, officer, employee or agent.

         The Company's Bylaws. Section 7.01 of Article VII of the Bylaws of the Company provides that the Company shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability. The Bylaws define an "indemnified representative" as "any and all directors and officers of the corporation and any other person designated as an indemnified representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise)."

         Section 7.01 further provides that the Company will not provide indemnification (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined pursuant to Section 7.06 (providing for arbitration) or otherwise (i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. Section 1713 or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct or (ii) to be based upon or attributable to the receipt by the indemnified representative from the Company of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 7.06 to be otherwise unlawful.

         The Company maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, which they may incur in connection with their serving in such capacity.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

         An Exhibit Index, containing a list of all exhibits filed herewith, is included on page 8.


ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Cheswick, Commonwealth of Pennsylvania, on April 30, 1998.

                                                  TOLLGRADE COMMUNICATIONS, INC.


                                                  By /s/ CHRISTIAN L. ALLISON
                                                     ---------------------------
                                                         Christian L. Allison
                                                         Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 1998.

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Christian L. Allison and Sara M. Antol, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                         SIGNATURE                                                  TITLE
                         ---------                                                  -----
/s/ CHRISTIAN L. ALLISON                                               Director, Chairman of the Board,
--------------------------------------------                           Chief Executive Officer (Principal
    Christian L. Allison                                               Executive Officer)




/s/ JAMES J. BARNES                                                    Director
--------------------------------------------
    James J. Barnes



/s/ DANIEL P. BARRY                                                    Director
--------------------------------------------
    Daniel P. Barry



/s/ ROCCO L. FLAMINIO                                                  Director,Vice Chairman
--------------------------------------------                           and Chief Technology Officer
    Rocco L. Flaminio



/s/ RICHARD M. HEIBEL, M.D.                                            Director
--------------------------------------------
    Richard M. Heibel, M.D.


                         SIGNATURE                                                  TITLE
                         ---------                                                  -----
/s/ ROBERT W. KAMPMEINERT                                              Director
--------------------------------------------
    Robert W. Kampmeinert



/s/ SAMUEL C. KNOCH                                                    Chief Financial Officer and Treasurer
--------------------------------------------                           (Principal Financial Officer)
    Samuel C. Knoch



/s/ BRADLEY N. DINGER                                                  Controller
--------------------------------------------                           (Principal Accounting Officer)
    Bradley N. Dinger

                                  EXHIBIT INDEX
                                  -------------
                    (Pursuant to Item 601 of Regulation S-K)

Exhibit                                                                                            Sequential
  No.                             Description and Method of Filing                                    Page
  ---                             --------------------------------                                    ----
   4.1            Amended and Restated Articles of Incorporation of the Company,
                  as amended, incorporated herein by reference to Exhibit 3.1 to the
                  Company's S-1.                                                                        *

   5.1            Opinion of Reed Smith Shaw & McClay LLP regarding legality
                  of shares of the Company's Common Stock being registered.                             9

  23.1            Consent of Reed Smith Shaw & McClay LLP (contained in the opinion filed as Exhibit 5.1 hereto).

  23.2            Consent of Coopers & Lybrand L.L.P., independent certified accountants.               10

  24.1            Powers of Attorney (filed herewith as part of the signature pages).

----------
*Incorporated by reference.